UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2008

COMPUTER HORIZONS CORP.
(Exact name of registrant as specified in its charter)

New Jersey	0-7282	13-2638902
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Route 46 - Suite 301, Parsipanny, NJ		07054
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 257-5030

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On January 25, 2008, TEKsystems Canada, Inc. (“TEK Canada”) commenced an action against registrant in the United States District Court for the District of Maryland, alleging that registrant intentionally breached certain representations, warranties and covenants in connection with registrant’s sale of its Commercial Services business to TEKsystems, Inc. (“TEK”), an affiliate of TEK Canada, on February 16, 2007.  The complaint in the action alleges that registrant is liable to TEK Canada for the imposition or anticipated imposition on TEK Canada of Canadian taxes in the aggregate amount of at least Canadian $3,385,698 with respect to Quebec provincial refundable tax credits paid or payable to TEK Canada (referred to in the complaint as the “Quebec Tax Receivable”), for the imposition or anticipated imposition on TEK Canada of Province of Quebec capital taxes in the aggregate amount of at least Canadian $193,889, for the purported loss of unspecified “tax attributes” in the amount of at least Canadian $12,889,974 in connection with the contribution by registrant of an intercompany note in connection with the Commercial Services sale, and for the anticipated imposition on TEK Canada of payroll taxes in unspecified amount.  The complaint asks for damages in connection with the foregoing in the aggregate amount of Canadian $14,498,967 plus interest, costs and attorneys’ fees, a declaration that registrant owes TEK Canada at least an additional $1,970,594, and the imposition of a constructive trust on registrant’s remaining assets.  As previously reported, in October 2007 registrant commenced a lawsuit against TEK seeking payment by TEK of all amounts received by TEK in respect of the Quebec Tax Receivable referred to above, in accordance with TEK’s obligations under the Asset Purchase Agreement with respect to the Commercial Services sale.  On January 29, 2008, TEK filed a motion to consolidate registrant's lawsuit against TEK with TEK Canada's lawsuit against registrant. Registrant strongly disagrees with the allegations in TEK Canada’s lawsuit, believes the lawsuit is without merit and intends to vigorously defend against it.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER HORIZONS CORP.
(Registrant)
Date: February 5, 2008
	By:	/s/ Barbara Rodriguez
Barbara Rodriguez
Chief Financial Officer